EXHIBIT 5.3

May 16, 2016

ITT Inc.
1133 Westchester Avenue
White Plains, New York 10604

Ladies and Gentlemen:

RE: ITT Deferred Compensation Plan, as amended and restated as of May 16, 2016 – Registration Statement on Form S-8

 I am the Vice President, Chief Corporate Counsel and Corporate Secretary of ITT Inc., an Indiana corporation (the “Company”) and the successor registrant to ITT Corporation, an Indiana corporation and the former publicly-traded parent company of the Company (the “Predecessor”), and as such I have acted as counsel to the Company in connection with Post-Effective Amendment No. 1 (“Amendment No. 1”) to the Predecessor’s Registration Statement on Form S-3, File No. 333-177604 (the “Initial Registration Statement” and, as amended by Amendment No. 1, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) on September 28, 2015. Amendment No. 1 is being filed with the Commission on the date hereof and relates to the adoption by the Company of the Initial Registration Statement pursuant to Rule 414 under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates, inter alia, to the registration by the Company of $30,000,000 of deferred compensation obligations (“Obligations”), which represent unsecured obligations of the Company to pay deferred compensation to eligible participants in the future in accordance with the terms of the ITT Deferred Compensation Plan, as amended and restated as of May 16, 2016 (the “Plan”).

I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that if and when the Obligations are issued in accordance with the terms and conditions of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law).

I do not express any opinion herein concerning any law other than the law of the State of New York.

I hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement.

Very truly yours,

/s/ Lori B. Marino
Lori B. Marino